Exhibit 99.3

Webcast Presentation Script, Dated August 5, 2022

Slide 1

Javier F. Bitar, Chief Financial Officer and Treasurer

Hello and welcome to the prerecorded webcast of Griffin Realty Trust (“GRT”)’s Strategic Update.

My name is Javier Bitar, Chief Financial Officer and Treasurer of GRT.

Joining me today is Michael Escalante, GRT’s President and CEO.

We appreciate this opportunity to share important strategic updates regarding GRT

Slides 2-5

During this call, we will be making forward-looking statements that are based on our current expectations and beliefs. These statements are subject to certain risks and uncertainties, and our actual results may differ materially. I encourage you to consult the risk factors contained in our SEC filings for additional details.

We’ll start today’s webcast with a brief business overview of GRT, followed by a summary of current conditions in the real estate and capital markets.

We’ll then discuss our recently updated Net Asset Value, or NAV, and the resumption of our share redemption program, or SRP, for redemptions in connection with stockholder death, qualifying disability or determination of incompetence or incapacitation.

Next, we will go into the details of our strategic monetization process.

•	The process involves separating the Company by spinning off a new public company and listing its shares on a national exchange, and liquidating the Company’s remaining assets in an optimal manner.

•	We will explain why the Conversion of GRT from a corporation to a trust is important to the strategic monetization process.

•	And, we’ll share why we believe this process will provide our stockholders with liquidity and maximize stockholder value in a tax efficient manner.

•	Next, we’ll share a high-level view of the next steps in this process.

•
And finally, we’ll provide a list of various resources available to stockholders and their financial advisors should you want to access recently filed documents, or have questions about what we are sharing today.

At this time, I would like to turn the call over to Mike.

Slides 6-7

Michael J. Escalante, President and Chief Executive Officer

Thanks, Javier – and thank you to all who are taking the time to listen to this important presentation where we will share the steps we’re taking to provide liquidity and maximize value for stockholders of GRT.

Before getting into the strategic monetization process that we announced this morning, I want to provide a brief overview of our Company and business focus, as that will set the stage for the discussion that follows.

We are an internally managed, publicly registered non-traded REIT.

We own and operate high quality industrial and office single tenant properties…

Which are leased to creditworthy tenants, many investment grade, which is something we believe enabled us to collect approximately 100% of contractual rents throughout COVID.

We also have a veteran, experienced team.

We founded the Company in 2009, and we’ve raised nearly 95% of our equity capital since 2013.

To the right on this slide you can see that, as of June 30th, our portfolio consisted of 121 assets located in 26 states, is more than 90% leased, with a weighted average lease term of 6.1 years, and GRT has an enterprise value of $5.1 billion, taking into account our latest NAV update.

In the pie chart you can see the vast majority of our assets are office properties, with a smaller concentration in industrial properties…warehouses, logistics centers, etc. So, by number of assets and by property value we are currently primarily an office property company. You can also see that, as of June 30th, our industrial properties were 100% leased, reflecting our strong industrial portfolio and the solid fundamentals in the industrial sector today.

The same is not true for office properties, which were only 88% leased as of June 30th, and are currently facing headwinds, due primarily to continuing pandemic-related work-from-home trends. This divergence in prospects between office and industrial properties is one of the key drivers of the strategic monetization process I will walk through in a few minutes.

Slides 8-9

Turning to our real estate and capital markets, I will start with real estate first. Today’s real estate and capital markets are dynamic…more so than at almost any other time in my three-decade-long career.

As I noted earlier, GRT owns two types of commercial real estate properties – primarily net leased office and industrial. Over the last two years, the market dynamics for these two asset classes have become starkly divergent, with the office sector becoming significantly less favorable and the industrial sector becoming more robust than I have ever seen. Most of these trends have been well-publicized, so I’ll just briefly touch on them in the context of what they mean for GRT.

Starting with the industrial sector… on the whole, the industrial sector has been a favored asset class in the U.S. for the past decade, but a confluence of COVID-related trends turbo-charged investors’ attraction to this space. The pandemic pushed a greater share of e-commerce businesses to occupy so called ‘last mile’ facilities close to population centers to fulfill growing consumer demand for same and next-day deliveries. The pandemic also caused significant supply chain disruptions, which led to a shift in bringing suppliers closer to home, further elevating the demand for warehouse space in the U.S.

These strong, pandemic-driven market forces are expected to persist, and for the time being, continue to outweigh challenges caused by the potential for excess development activity. In the final analysis, industrial demand continues to outpace new supply, and as a result, vacancies are down, rental rates are up, as are property values. We’ve experienced these trends in our own portfolio.

Moving to the office sector… unlike industrial assets, office buildings are facing uncertainty in light of pandemic-related work-from-home trends. While many office buildings have contractual leases in place that require tenants to continue to pay rent, space utilization rates are at historical lows. In addition, as these leases roll over, there is uncertainty around potential lease renewals and it is difficult to predict lease duration and whether tenants will want to lease more or less space. On balance, these uncertainties make future cash flow more challenging to estimate, which translates into lower prices investors are willing to pay for office properties. We are also addressing likely higher capital expenditures at lease rollover due to rising inflation. Finally, debt capital for office buildings is currently very expensive if available at all.

This mixture of factors is a key reason why GRT’s NAV, which we will discuss in more detail shortly, is meaningfully lower than it was a year ago.

While headwinds persist in the office sector, we are seeing some positive trends. Rental rates for life sciences spaces are triple the rates for traditional offices, and we’ve experienced increased interest from tenants and key commercial real estate brokers about the possibility of converting office buildings to life science buildings, particularly in the Boston/Cambridge/San Francisco Peninsula and San Diego markets, which are well-known hotbeds for biotech. While this conversion requires a significant upfront investment and won’t be viable for all office buildings, it could be feasible for certain office buildings in our portfolio.

Now, I’ll turn it over to Javier to provide an outlook on capital markets.

Slide 10

Javier F. Bitar, Chief Financial Officer and Treasurer

Thanks, Mike.

Commercial real estate transaction markets, with a few exceptions, have grown less favorable to owners and borrowers over the past six months.

There are several factors adversely affecting transactions in the commercial real estate market today, including economic uncertainty, rising concerns about inflation, higher interest rates and a growing reluctance to transact versus waiting for more clarity.

Public market pricing reflects more pronounced reductions in COVID-challenged sectors, such as office properties.

Additionally, private market pricing has lagged public market pricing, but with similar sector divergence whereby industrial assets are faring better than those in the office sector.

The cost of debt capital has also increased significantly, and lender selectivity and risk aversion has heightened.

In sectors with less favorable fundamentals, such as office, cost of debt capital has doubled in the past six months.

As a result of these factors, transaction activity is slowing, and buyer pools are thinning.

This market overview provides an important framework for a discussion of our just-updated NAV.

Slides 11-12

Today, we announced an updated NAV of $7.42 as of June 30, 2022.

As you may know, the last disclosed NAV was $9.10 as of June 30, 2021.

In the table to the right, on the second line you can see the biggest change from our last NAV calculation is the reduction in the fair value of our office assets

This decrease in fair value of office assets reflects the continuing pandemic-related challenges we discussed previously.

And on line 1, you can see the increase in the fair value of our industrial properties.

Increases in the fair value of industrial assets partially offset lower office property values.

As you move down that table you can see the relatively minor changes in the other components that are part of the NAV calculation.

At the bottom of the table you can see our updated NAV per share of $7.42. Behind that single number is a range of values provided to us and our Board by our Independent Valuation Firm as is the standard practice in our industry. Instead of choosing the midpoint of that range as we have done in the past, we chose the low end of the range to account for the volatility and lower transaction volumes in the real estate and capital markets that we discussed a few minutes ago. Our view is also informed by our own observations as we pursue sales of properties as part of our strategic monetization process.

Our NAV estimates may be updated more frequently than annually as a result of our future transaction activity or other significant developments that could affect our NAV per share.

Additional details regarding the updated NAV and its components are available in our Form 8-K filing, which is available on our website at grtreit.com and on the SEC’s website at sec.gov.

Slides 13-14

Next, let’s pivot to recent changes in our Share Redemption Program – our “SRP”.

Concurrent with the announcement of our updated NAV, we adopted a Second Amended and Restated SRP

Under the SRP, GRT will only redeem shares in connection with a stockholder’s death, qualifying disability or determination of incompetence or incapacitation (“DD&I”).

New and resubmitted redemptions commence this quarter, and the first “Redemption Date” under the new SRP is September 30, 2022,

The redemption price is GRT’s most recently published NAV.

Please note that due to the change in GRT’s NAV, all prior redemption requests must be resubmitted.

Since our dividend reinvestment program –our “DRP”, which in the past funded our SRP and provided a natural cap on redemptions, is no longer in place, in the new SRP our Board instituted a cap on redemptions for DD&I in the aggregate per quarter and year and as a percentage of each share class.

All of these changes were authorized by our Board to balance requests for liquidity with prudent cash and balance sheet management, which is critical in our capital-intensive business.

For a full description of the SRP and step-by-step instructions on how to redeem, please visit our Company website.

I’ll now turn it back to Mike to discuss what we announced this morning about our strategic monetization process.

Slides 15

Michael J. Escalante, President and Chief Executive Officer

Thanks, Javier.

Our management and our Board have been working to provide our stockholders with liquidity while maximizing value, all amidst the backdrop of COVID and more recently, challenging capital markets.

In consultation with our legal advisors and our financial advisors, Goldman Sachs, Eastdil Secured and BofA Securities, we have developed a strategic monetization process that we believe will achieve these outcomes for our stockholders in a tax efficient manner.

This process involves a separation of the Company and a conversion of the Company from a Maryland corporation to a Maryland real estate investment trust. We’ll reference those concepts as the “Separation” and the “Conversion” in our slides and in our comments today.

Slide 16

The strategic monetization process is summarized on this slide #16.

Starting on the left of the slide, our goal in this process is providing stockholders liquidity and maximizing stockholder value amidst the current challenging capital markets environment.

To accomplish that, we will pursue a Separation, which is depicted on the right of this slide.

As shown in the light blue box, we will spin off from GRT a new entity we are temporarily calling IndustrialCo, which will own a curated portfolio of primarily industrial assets, as well as certain desirable office assets, and we will immediately pursue a public listing for that company.

Stockholders will receive shares in IndustrialCo once listed, which will become freely tradable.

IndustrialCo will have a separate management team and Board.

This Separation is expected to be completed by the end of 2022.

We hope you will choose to remain a stockholder in IndustrialCo, an entity we hope will grow and generate more value over time, but that choice will be yours.

If stockholders approve the Conversion, which I’ll discuss in a minute, this spin off should be tax efficient for stockholders.

On the far right of this slide you see in the dark blue box that the remaining assets in the Company, which primarily consist of office assets, and which are generally more heavily discounted by the current public market. We intend to liquidate these office assets over time rather than put them in the IndustrialCo company.

Timing of this liquidation would be determined by management and the Board based upon the optimal time to maximize value.

Slide 17

Why the Separation? It is largely driven by the divergent current market demand for industrial and office assets we’ve discussed repeatedly today.

We, our Board and our financial advisors believe the following:

•
Placing a curated group of primarily industrial assets, as well as certain more desirable office assets, which are generally valued more favorably by the public market relative to our other assets, into a publicly traded vehicle that over time has the potential to trade at an attractive price, is in the best interests of our stockholders to maximize both liquidity and stockholder value.

•
Additionally, given that current real estate and capital markets conditions do not support a wholesale monetization of the Company’s remaining assets at this time, we believe that the remaining assets should be sold by GRT in the private market in the optimal manner and at the optimal time. We believe this flexibility will help the Company generate the highest return for these assets, and reduce the impact of pandemic-related work-from-home trends, rising interest rates and economic uncertainty are currently having on valuations.

Slide 18

Through a stockholder vote, which includes a proxy solicitation process that many of you are familiar with, we are seeking stockholder approval to convert from a Maryland corporation to a Maryland real estate investment trust, again, “the Conversion”, for two key or primary reasons:

1.	It enables our Board to pursue the Separation in a manner that does not result in substantial adverse tax consequences for stockholders.

2.
It provides an added benefit of maximizing value to stockholders by eliminating future costs, risks and delays associated with the Company obtaining additional future stockholder approvals related to the liquidation of GRT.

It’s important to also point out we intend to pursue the Separation regardless of the outcome of the stockholder vote on Conversion.

The adverse tax consequences of the Separation without the Conversion approval are shown on the bottom of the slide where Conversion Approval and Conversion Non-Approval are contrasted.

From a stockholder perspective, you can see the more desirable consequence under the Conversion Approval scenario to the left.

I encourage you to read our proxy materials and as appropriate consult a tax expert to make sure you understand the situation.

Slide 19

Finally, let’s take a look at a summary of the timeline to see when these various steps are estimated to take place.

First, filing the preliminary proxy, which occurred today, kicks off the timeline to Separation, with the Separation expected to be completed prior to the end of 2022.

Next, proxy solicitation, or the contacting of stockholders to obtain their vote, is a roughly two-month process that will start as soon as the proxy is finalized and mailed following SEC review and final approval.

In the interim, GRT will continue to operate the Company consistent with this strategic monetization process, including moving forward with the intended sale of targeted assets, preparing for the Separation and proceeding with properly-submitted redemptions following the end of September.

Should you need additional resources to understand all that we have discussed today there are several different solutions available, as Javier will review on our final slide.

Slide 20

Javier F. Bitar, Chief Financial Officer and Treasurer

Thanks Mike. In addition to this webcast recording, additional resources will be available at our website, grtreit.com.

There are two ways to access that website information: on our landing page click on the button ‘GRT Strategic Update’, or, in the upper right corner of our website click INVESTORS.

Both of those buttons will take you to the INVESTORS section where we have uploaded a recording of this presentation, publicly filed documents including our Form 8-K that provides greater detail on our updated NAV, our new SRP we’ve discussed today, and other helpful documents including the SRP Redemption Form and instructions to help fill out and submit that form. An additional Form 8-K is being filed substantially concurrently with the posting of the recording and this associated script and will be available on our website.

We also have a Frequently Asked Questions document uploaded there.

For stockholders/investors seeking more information you can email our Investor Services Team at investorrelations@grtreit.com or if you have an operational issue, call GRT’s dedicated customer service team at 800-679-2112.

Financial advisors can email our Advisor Services team at advisorservices@grtreit.com or call Dan Ranchigoda, who is our Product Specialist and Advisor Services VP, at 310-606-3262.

With that, I’ll turn it back over to Mike to wrap up today’s prepared remarks.

Michael J. Escalante, President and Chief Executive Officer

We are confident the strategic monetization process announced today will position GRT to deliver liquidity and maximize value for our stockholders.

We look forward to providing you with updates on our progress.

Thank you for your time today.